EXHIBIT 99.1

FOR IMMEDIATE RELEASE

HOMETOWN AMERICA TO ACQUIRE CHATEAU COMMUNITIES

IN $2.2 BILLION TRANSACTION

CHICAGO, Illinois and GREENWOOD VILLAGE, Colorado, (May 29, 2003) – Hometown America L.L.C., one of the nation’s largest privately-held owners and operators of manufactured home communities, and Chateau Communities, Inc. (NYSE: CPJ), the largest owner and operator of manufactured home communities in the U.S., today announced that the two companies have entered into a definitive merger agreement. Under the agreement, which was unanimously approved by the Boards of both companies, Hometown America will acquire all of the outstanding shares and common units of Chateau Communities for $29.25 per share or unit in cash. The transaction represents a premium of approximately 16% over the closing price on Wednesday, May 28, 2003 and a premium of approximately 28% to Chateau Communities’ average closing price over the past 30 trading days.

The transaction has a total equity value of approximately $1.0 billion based upon Chateau Communities’ approximately 35 million common shares and units outstanding. Hometown America will also assume Chateau Communities’ net debt and preferred stock of approximately $1.2 billion. The transaction also offers holders of Chateau Communities’ common units the option (in lieu of cash) to continue their interest in the form of preferred units.

Rich Cline, Chief Executive Officer of Hometown America, said, “Chateau Communities has a high-quality portfolio of properties and offers a strong presence in markets we find attractive. Chateau Communities has assembled a talented and dedicated team and we look forward to working with them to continue to build upon and grow the community platform they have created.”

Rees F. Davis, Jr., Chief Executive Officer of Chateau Communities, said, “This is an outstanding transaction for our shareholders and for our company. Our Board conducted an extensive evaluation and, after examining a number of alternatives, determined that this transaction was in the best interests of our shareholders and other stakeholders. We are confident that our residents, employees and communities will also be well served.”

The merger is subject to approval of two-thirds of Chateau Communities’ shares outstanding and a majority of Chateau Communities’ units. Certain of Chateau Communities’ OP unitholders, representing a majority of the outstanding units, have agreed to vote in favor of the transaction. Hometown America has committed financing for the transaction. The companies anticipate that the transaction can be completed in the fall of 2003.

UBS Warburg LLC acted as financial advisor to Hometown America. Goldman, Sachs & Co. acted as financial advisor to Chateau Communities. Wachtell, Lipton, Rosen & Katz acted as legal counsel to Hometown America. Clifford Chance US LLP acted as legal counsel to Chateau Communities.

About Chateau Communities

Headquartered in Greenwood Village, Colorado, Chateau Communities is a fully integrated, self-administered real estate investment trust (REIT), and the largest owner and operator of manufactured home communities in the U.S. Its portfolio consists of 201 communities, with an aggregate of approximately 67,600 residential homesites and 1,400 park model/RV sites, and 35 managed communities with approximately 7,800 sites. As previously announced, the Company has entered into an agreement to acquire 33 of its managed communities. This transaction is expected to close during the second quarter. In addition, the Company owns 11 greenfield development communities with approximately 4,600 sites when fully developed. Chateau Communities operates in 36 states.

About Hometown America

Headquartered in Chicago, Illinois, Hometown America acquires, develops and manages manufactured housing communities. It is one of the largest private owners of manufactured home communities and is one of the top 10 operators in the country. The company’s mission is to enhance the quality of life for its residents while bringing value to its real estate investments. Today more than 14,500 families live in Hometown America’s 45 communities, located in thirteen states.

Any forward-looking statements contained in this news release are subject to certain risks and uncertainties.

The preferred units which may be obtained by unitholders of preferred units in connection with the merger will not be registered under the Securities Act of 1933 or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell and is not an offering or a solicitation of an offering in respect of such securities and should not be construed as an offering of any kind or the solicitation of an offer to buy in any state or jurisdiction to any person to whom it is unlawful to make such offer or solicitation.

D.F. King & Co., Inc. will be engaged as Chateau Communities’ proxy solicitor in connection with the solicitation of proxies from Chateau Communities stockholders relating to the proposed transaction. Proxies may also be solicited on behalf of Chateau Communities by members of its board of directors and executive officers. Information about such persons can be found in Chateau Communities’ definitive proxy statement relating to its 2003 Annual Meeting of Stockholders, which is available without charge at the U.S. Securities and Exchange Commission’s (SEC) internet website at http://www.sec.gov.

Chateau Communities stockholders should read the proxy statement when it is available because it will contain important information. Investors can obtain the proxy statement and other relevant documents, including the merger agreement relating to the proposed transaction, without charge at the SEC’s internet website at http://www.sec.gov.

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Contacts
For Hometown America:	For Chateau Communities:
Tom Coorsh	Tamara D. Fischer	Matthew Sherman / Andrew Siegel
(312) 499-3613	(303) 874-3334	Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449